Exhibit 1.4

CDC Software Named Best Process Manufacturing Solution in China for 2005

Enterprise Software Solution Provider Also Named One of Top Ten Business Management Solution Providers in China; Results Affirm CDC Software as Leading Business Management Software and Process Manufacturing Solution Provider

ATLANTA, March 14, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA), and a leading integrated enterprise software and mobile applications company, today announced that the company was recognized with two prestigious awards at the Annual Conference of 100 Leading Software and Enterprises, sponsored by ERPWorld.Net and the Chinese Institute of Electronics (CIE). The honors reinforce CDC Software’s position as the premier provider of business management software with a strong focus on the process manufacturing industry.

A number of business management software awards were presented at ERPWorld.Net, the annual gathering of business leaders in China designed to provide solution providers and enterprises across industries with a forum to discuss the growing demand for IT and the overall development of the software industry. As a leading provider of mid-market enterprise software solutions in China, CDC Software participated in the conference and received two notable awards, Best Process Manufacturing Solution and Top Ten Business Management Solutions Providers in China.

“To be recognized with these prestigious industry honors further validates our strengths in business management software, specifically for the process manufacturing industries,” said Richard Thomas, senior vice president, Asia Pacific Region, CDC Software. “It is a testament to our ability to enable superior localized service and competitive advantages in process manufacturing.”

In the highly competitive manufacturing industries, many of China’s process manufacturing companies have turned to CDC Software to boost competitive strength through enhanced supply chain processes. The company’s integrated suite of enterprise resource planning, supply chain management, customer relationship management and enterprise performance management solutions is specifically designed for the chemical, food and beverage, pharmaceutical and other process manufacturing industries to help manage corporate objectives of cost control, achieve high levels of customer satisfaction and establish more effective and responsive business processes.

“CDC is selected to one of the Top Ten Leading Business Application vendors in China based on CDC’s performance, awareness and potential growth in the Chinese market,” said Dennis Ji, managing director of ERPWorld.Net. “This award is issued by the CIE and ERPWorld.Net. CIE is the leading institute supervised by Chinese government, and ERPWorld.Net is the largest gateway Web site for the business application industry in China.”

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website www.cdccorporation.net.

About CDC Software
CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide. For more information about CDC Corporation, please visit the website www.cdcsoftware.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of CDC Software products to help manage the corporate objectives of cost control, high levels of customer satisfaction and establishment of effective and responsive business processes for its process manufacturers clients worldwide. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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